First Amendment to Employment Agreement

This amendment shall change and amend that certain Employment Agreement between FutureOne, Inc., a Nevada corporation and Bruce A. Robson, dated January 11, 1999 and effective January 1, 1999.

1) The parties agree that the original Section 1 shall be deleted in its entirety and changed to read as follows, effective as of October 15, 1999:

1. EMPLOYMENT DUTIES. The Company hereby employs Employee to perform the following duties as the Vice President of NeighborComm Development.

     a. Manage the development of the Company's NeighborComm products and services, including the development and implementation of equipment, facilities and software, establish plans to promote products to developers and interface with real estate developers, obtain regulatory approvals and interface with regulatory agencies and communications and service providers, prepare and implement marketing plans related to NeighborComm.

     b. Carry out all of the functions as a Vice President as defined in the By-laws of the Company and other duties as established by the President and Board of Directors.

2. The parties agree that the original Section 4a and b shall be deleted in there entirety and changed to read as follows ,effective as of January 1, 2000:

     a. "ANNUAL SALARY. In consideration for the services to be rendered by Employee in his capacity hereunder, the Company agrees to pay Employee an initial annual salary of One Hundred Thousand & 00/100 dollars ($100,000.00).

     b. "BONUS. Employee shall be eligible to receive a bonus which shall be determined at the sole discretion of the Board of Directors based upon Employees performance in accomplishing objectives set forth for the implementation of NeighborComm.

          Such bonus, if any, shall be determined by September 30 of each year and shall be paid by December 31 each year."


3. The parties agree that the following shall be added to the existing original Section 7d, effective as of January 1, 1999:

     a. "If there is a substantial change in ownership or control and Employee is thereafter terminated, without cause, within 120 days of such change, Employee shall be paid an additional severance amount equal to six months salary, based on Employee's salary at the time of termination."
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These are the only change to the Agreement and all other terms and conditions of the original Agreement shall remain in full force and effect.

Agreed this 4th day of January, 2000.


FutureOne, Inc.                               Employee


By
  ---------------------------------           ----------------------------------
  President